Corporate Indemnification Agreement

THIS Corporate Indemnification Agreement (hereinafter "Agreement") is entered into on this fifteenth day of May 1998, between Timothy W. Cunningham (hereinafter "TWC") and Cardiovascular Laboratories, Inc. and its subsidiaries (hereinafter collectively referred to as "CLI" or the "Corporation")).

WHEREAS CLI wishes to protect, indemnify and hold harmless members of its Board of Directors and corporate officers;

WHEREAS TWC is an officer and director of CLI, and requires such corporate protection and indemnification in order to serve the needs of CLI;

NOW THEREFORE the parties hereto agree as follows:

1. Standard of Care and Justifiable Reliance - TWC shall stand in a fiduciary relation to the Corporation and shall perform his or her duties, as a director, including, duties as a member of any committee of the board upon which the director serve, in good faith, in a manner TWC reasonably believes to be in the best interests of the corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances. In performing his or her duties, TWC shall be entitled to rely in good faith on information, opinions, reports or statements, including financial statements and other financial data, in each case prepared or presented any of the following:

          a. One or more officers or employees of the corporation whom TWC reasonably believes to be reliable and competent in the matters presented.

          b. Counsel, public accountants or other persons as to matters which TWC reasonably believes to be within the professional or expert competence of such person.

          c. A committee of the board upon which TWC does not serve, duly designated in accordance with law, as to matters within its designated authority, which committee TWC reasonably believes to merit confidence.

TWC shall not be considered to be acting in good faith if he has knowledge concerning the matter in question that would cause his or her reliance to be unwarranted.

2. Consideration of Factors

In discharging, the duties of his positions, TWC may, in considering the best interests of the Corporation, consider the effects of any action upon employees, upon suppliers and customers of the Corporation and upon communities in which offices or other establishments of the corporation are located, and all other pertinent factors. The consideration of those factors shall not constitute a violation of Section 1 of this Agreement.

3. Presumption.

Absent breach of fiduciary duty, lack of good faith or self-dealing, actions taken as a director or any failure to take any action shall be presumed to be in the best interests of the corporation.

4. Personal Liability of TWC.

     TWC shall not be personally liable, as such, for monetary damages for any action taken, or any failure to take any action, unless:

          a. TWC has breached or failed to perform the duties of his or her office under the section; and

          b. The breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

The provisions of this Section 4 shall not apply to the responsibility or liability of TWC pursuant to any criminal statute, or the liability of TWC for the payment of taxes pursuant to local, State or Federal law.

5. Notice of Dissent.

If TWC is present at a meeting, of the board of directors, or of a committee of the board at which action on any corporate matter is taken, then TWC shall be presumed to have assented to the action taken unless his dissent is entered in the minutes of the meeting or unless he files a written dissent to the action with the secretary of the meeting before the adjournment of thereof or transmits the dissent in writing to the secretary of the corporation immediately after the adjournment of the meeting. The right to dissent shall not apply to TWC if he voted in favor of the action. Nothing in this section shall bar TWC from asserting that minutes of the meeting incorrectly omitted his dissent if, promptly upon receipt of a copy of such minutes, TWC notifies the secretary in writing, of the asserted omission or inaccuracy.

6. Indemnification.

CLI shall indemnify TWC and hold him harmless from and against, and shall reimburse him for any and all demands, claims, losses, damages, costs and expenses whatsoever, including, without limitation, reasonable attorneys' fees which may be incurred by TWC by reason of his faithful discharge of his fiduciary obligations as an officer and director of CLI in a manner consistent with the terms of this Agreement.

7. Entire Agreement.

This Agreement contains the entire understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions express or implied, oral or written, except as contained in this agreement. The express terms of this Agreement control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms of this Agreement. This Agreement may not be modified or amended other than by an agreement in writing signed by all of the parties.

8. Notices.

Any notice or other communication required or permitted to be given hereunder shall be in writing, and shall be delivered to the parties at the addresses set forth below (or to such other addresses as the parties may specify by due notice to the other). Notices or other communications given by certified mail, return receipt requested, postage prepaid, shall be deemed given three business days after the date of mailing. Notices or other communications sent in any other manner shall be given only when actually received.

If to CLI:                               If to TWC:

Cardiovascular Laboratories, Inc         Mr. Timothy W. Cunningham
999 Old Eagle School Road - Suite 108    151 Kent Circle
Wayne, PA 19087                          Lower Gwynedd, PA 19002

IN WITNESS WHEREOF the parties hereto have executed this Agreement on the date first above written.


 /s/ Paul A. Toomey                      May 15, 1998
---------------------------------------  -------------------------------------
Cardiovascular Laboratories, Inc.        Date


/s/ Timothy W. Cunningham                May 15, 1998
---------------------------------------  -------------------------------------
Timothy W. Cunningham                    Date





                                       3